Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184702

PROSPECTUS

MicroVision, Inc.

Common Stock

2,100,000 Shares

This prospectus relates to the offering by us of 2,100,000 shares of our common stock that may be issued upon the exercise of warrants that we sold in connection with the public offering completed on June 20, 2012. See “Warrants.”

Our common stock is traded on The NASDAQ Global Market under the symbol “MVIS.” On November 14, 2012 the closing price of our common stock on The NASDAQ Global Market was $2.27 per share.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the information under the heading “Risk Factors” set forth herein on page 1 and in our filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our securities.

Our executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052, and our telephone number is (425) 936-6847.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2012.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans of MicroVision, as well as assumptions relating to the foregoing. The words “anticipate,” “designed to,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to obtain financing; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other factors incorporated by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, each as amended or supplemented, which are incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by our subsequent quarterly reports or other filings, including filings after the date hereof, with the Securities and Exchange Commission under the Exchange Act. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

THE COMPANY

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices, vehicle displays and wearable displays. Our PicoP projection display technology uses highly efficient laser light sources which can create vivid images with high contrast and brightness.

WARRANTS

In connection with our public offering completed on June 20, 2012, we entered into an Underwriting Agreement dated June 15, 2012 with Oppenheimer & Co. Inc., pursuant to which we sold 4,200,000 shares of our common stock and warrants to purchase 2,100,000 shares of our common stock (the “Warrants”). This prospectus relates to the offering of the shares issuable upon exercise of Warrants. The Warrants, which are exercisable on or after June 20, 2013 and on or before June 20, 2017, entitle the holders thereof to purchase shares of our common stock at an exercise price of $2.65 per share.

USE OF PROCEEDS

We would receive proceeds of approximately $5,565,000 if all of the Warrants were exercised for cash. We anticipate that the net proceeds, if any, would be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures and acquisitions of other technologies. Pending the application of any net proceeds, we expect to invest any proceeds in investment-grade, interest-bearing instruments or other securities. We anticipate that warrants will be exercised from time to time based upon the decisions of the individual warrant holders. To the extent that warrants are not exercised, our net proceeds will be reduced. There is no assurance that any or all warrants will be exercised or that we will receive the net proceeds that would be available if all warrants had been exercised.

PLAN OF DISTRIBUTION

The shares issuable upon exercise of the Warrants are offered solely by us, and no underwriters are participating in this offering. We anticipate that the shares offered will be previously authorized but unissued. Warrants may be exercised by giving written notice and paying the exercise price in accordance with their terms.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K:

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Our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012, and amendment no. 1 to our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on October 30, 2012;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, filed with the SEC on May 10, 2012 and August 7, 2012, respectively;

•	Our current reports on Form 8-K filed with the SEC on January 26, 2012, February 17, 2012, May 22, 2012, June 11, 2012, June 18, 2012, September 21, 2012 and October 3, 2012;

•	Any other filings we make pursuant to the Exchange Act after the filing date of the initial registration statement and prior to effectiveness of the registration statement; and

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The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

MicroVision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attention: Investor Relations

(425) 936-6847

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the securities offered hereby.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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